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Script of Earnings Call
April 22, 2003

Paul Tufano:
Thank you, Operator. Good afternoon everyone. Thank you for joining us for Maxtor Corporation's first quarter conference call. With me today are Ted Hull, Vice President of Finance, and Jenifer Kirtland, Senior Director of Investor Relations. Before we begin, Jenifer will read a statement regarding forward looking remarks that you may hear on the call today.

Jenifer Kirtland:
Thanks, Paul. Before we begin our call today, I would like to remind you that we will be making forward-looking statements in both prepared remarks and in answers to questions. These remarks will include comments on the second quarter outlook and the outlook for new products and their applications. These statements are based on current expectations and are subject to risks and uncertainties, which could materially affect the company's results. These risks include, but are not limited to, market demand for hard disk drives, the company's ability to execute future production ramps and product qualifications, changes in product and customer mix, the availability of components, actions of competitors, the overall pricing environment, the company's ability to utilize its manufacturing assets efficiently, changes in the competitive position of the company's key customers, international security and political stability, the impact of SARS on commerce and travel, and general economic and industry conditions. More details on these factors and other factors which could cause actual results to differ materially are contained in reports the company has filed with the SEC, including Maxtor's most recent 10K and 10Qs. We undertake no obligation to update our forward-looking statements to reflect subsequent events or circumstances.

In addition, this presentation will include a discussion of non-GAAP financial measures, as the term is defined in Regulation G. The directly comparable GAAP financial measures and the reconciliation between GAAP and pro forma results are included in the financial tables in the Company's first quarter press release which can be found on the home page of our website at www.maxtor.com. Now, I'd like to turn the call back to Paul Tufano.

Paul Tufano:
Thanks, Jenifer. At the close of the market today, Maxtor reported its financial results for the first quarter. We generated pro forma net income of $48.2 million, or 20 cents per share, exceeding the high end of our guidance. During the first quarter, we increased our gross profit margin by over two percentage points to 18.3%. We reduced our operating expenses. And, we generated $44.2 million in cash from continuing operations.

The improvement in our financial performance was the result of actions taken to achieve a more favorable product mix, to enhance manufacturing efficiencies, and to lower the breakeven point of the company. While we're pleased with our results to date, we believe there are opportunities for further improvements, and we remain committed to continuing our progress in all of these areas.

We shipped 12.4 million desktop and server drives in the first quarter. This was slightly below the low end of our guidance. During the quarter, we continued to mature the supply chain on our 80 GB areal density desktop products. We also transitioned our server drives from 18 GB to 36 GB per platter. Inventory in the channel exiting the first quarter was just below six weeks and Maxtor was in line with the industry average. Our average selling price in the first quarter was $75 compared with $78 in the fourth quarter.

We shipped 11.9 million desktop drives in the first quarter. Of these total desktop shipments, 55% were at the 80 GB areal density point. This was consistent with our expectations and an increase from 35% in the fourth quarter. We are qualified on the 80 GB areal density at all of the leading global PC OEMs and are currently shipping drives at this areal density to all of them, as well as into the distribution channel. In addition, over 65% of our desktop volume in the quarter was at 7200 rpm.

Our progress on 80 GB areal density was the major contributor to the improvement in our gross profit margins to 18.3% in the first quarter, an increase of over two percentage points from 16.2% in the fourth.
In the first quarter, we benefited from manufacturing and supply chain efficiencies, reduced costs associated with fewer drive components, and a more favorable product mix.

We have been especially pleased with the demand for our highest capacity MaXLine drives in emerging enterprise applications, specifically near-line and fixed content storage. We are currently working with leading storage system providers, such as EMC, Network Appliance and StorageTek, to create and build this new category of storage. At 250 and 300 GB, Maxtor offers the highest capacity hard drives available in the market today. These high capacities are extremely attractive to our storage system partners who strive to minimize the cost per gigabyte in storage-intensive near-line applications. A significant portion of our initial shipments of Serial ATA drives has gone to customers engaged in the near-line storage market.

Our position in the consumer electronics market is growing steadily. In the first quarter, we shipped 571,000 units to CE OEM customers, an increase from fourth quarter CE shipments. Our strategy in the consumer electronics market has been to focus on PVR, DVR and set-top box deployments, which require high storage capacities and carry higher prices and better profit margins.

We also continued to drive sales of our Personal Storage 5000 products with the Maxtor One-Touch feature, expanding our coverage into additional outlets in Japan and other Asian markets. The One-Touch feature has proven to be very popular with end-users and our One-Touch family of products commands a price premium over other external storage devices.

Now, I'd like to turn to our server business. We shipped 460,000 SCSI drives in the first quarter, down approximately 100,000 units from the fourth quarter. This was driven in part by the seasonal decline in demand for server drives and compounded by our transition to our new 36 GB per platter Atlas 10K IV drive. We are now through this transition and are qualified and shipping the Atlas 10K IV drive to our highest-volume server OEM customers. We anticipate substantial growth in shipments of the Atlas
10K IV this quarter and in the quarters ahead.

In addition, we began initial shipments of a 15,000 rpm SCSI drive, the Atlas 15K, in March. This drive is currently in qualification at our major server OEM customers and will begin volume shipments during the second quarter.

We are very excited about the outlook for our server business. With volume shipments of the Atlas 10K IV and the introduction of the Atlas 15K, we are extremely well-positioned to grow our server business substantially this year.

I'd like to turn now to other corporate news. During the first quarter, we announced our intention to expand our manufacturing presence in China with the construction of an 800,000 square foot facility in the Suzhou Industrial Park in Suzhou, China. This new facility is a strategic step for Maxtor that will provide us with a low-cost option to accommodate the expected growth of our hard drive business over the next decade. The Suzhou site is an ideal location, close to Shanghai, with ready access to an educated workforce and many of our key suppliers. We expect the plant to be operational in the second half of 2004. The new facility will produce desktop hard drives, a portion of which will be sold into the rapidly growing Chinese market.

Maxtor has agreed to invest $200 million over the next five years in the China project. To that end, we have secured credit lines with the Bank of China for up to $133 million to be used for construction and working capital. The remainder of Maxtor's commitment will be satisfied primarily with the transfer of manufacturing assets from Singapore or other Maxtor sites.

Now I'd like to turn the call over to Ted Hull to provide more detail on the first quarter financial results and our outlook for the second quarter of 2003. Ted.

Ted Hull:
Thanks, Paul. I'd like to start with a breakdown of the P&L. Sales in the first quarter were $938.9 million. OEM sales represented 43% of the total. Distributors were 49% and retail was 8%. The geographic breakdown was as follows: domestic sales were 34%; Europe represented 35%; and sales to Asia Pacific and Japan were 30%. The remaining sales were dispersed throughout the rest of the world.

During the first quarter, Maxtor shipped 11.9 million desktop drives and 460 thousand SCSI drives. Our blended ASP for the quarter was $75, $3 below the $78 ASP in the fourth quarter.

We reported net income for the first quarter of $27.4 million, or $0.11 per share, on a GAAP basis. The GAAP net income included $20.6 million for the amortization of intangible assets and a $300 thousand charge for stock compensation. On a pro forma basis, Maxtor reported net income of $48.2 million or $.20 per share.

The gross profit margin was 18.3% in the first quarter. Operating expenses on a pro forma basis were $118 million in the first quarter compared with $125 million in the fourth.

Now turning to the balance sheet. We closed the quarter with $466 million of cash and marketable securities, an increase of $16 million from the end of December. We generated $44 million in cash from continuing operations during the quarter.

Accounts receivable totaled $320 million, a decrease of $43 million from the end of the fourth quarter. DSOs were 31. Inventories at the end of March were $217 million, an increase of $42 million from the end of December. The breakdown of inventory was as follows: raw materials were $47 million; WIP was $33 million; and FGI was $137 million. Inventory turns in the first quarter were 15.6 annualized.

Capital spending totaled $20.6 million in the first quarter. Depreciation was $41.9 million. We have increased the outlook for capital spending in 2003 to between $150 and $175 million to be used primarily to expand our facility in China and to further grow the server business.

Now I'd like to turn to our outlook for the second quarter. The second quarter is traditionally the softest quarter of the year for the hard drive industry, and we anticipate that this quarter will be no different. Visibility into the quarter is more limited, however, due to recent global events, especially SARS and its potential impact on Asian economies. Given this, our guidance is as follows: unit shipments between 12.1 and 12.4 million; revenue between $900 and $930 million; gross profit margins between 15% and 16%; and operating expenses of approximately $116 million. This would result in net income of between $15 and $25 million. With 247.0 million shares outstanding, earnings per share would be between six and ten cents. Now I'd like to turn the call back to Paul.

Paul Tufano:
Thanks, Ted. The first quarter was a solid demonstration of the potential that we see for Maxtor. We made substantial improvements in manufacturing efficiencies, expense reductions and in our product mix. However, we recognize that there is further opportunity in all of these areas and we are driving relentlessly to improve our performance.

At the same time, we are excited about the outlook for Maxtor to grow revenue in new and emerging markets. We have a very competitive product offering for our server OEM customers. During the year, we expect to increase our business with current customers and to add new accounts. The outlook for emerging applications, specifically in enterprise and consumer electronics, is bright. We have good momentum in both these markets and will be actively pursuing additional growth.

Our guidance for the second quarter is predicated on historic seasonality coupled with the uncertainty related to SARS, and as a result, we are proceeding cautiously. As we look beyond this quarter and into the second half of 2003 and 2004, we are optimistic about the prospects for our industry and for Maxtor.

Now, we would be happy to take any questions that you may have. Operator, could you please begin the Q&A?